Exhibit 10.2

FINDER’S SERVICES AGREEMENT (“this Agreement”)

Date: [●], 2026

Waton Financial Limited (“WTF” or the “Parent”), a Nasdaq listed company under the trading symbol “WTF.US”;

Love & Health Limited (the “SPAC”), a special purpose acquisition company incorporated in the Cayman Islands and a wholly owned subsidiary of WTF; and

OCASIA GROUP HOLDINGS LTD (the “Finder” or “You”), a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands with registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960;

The Parent and the Finder shall also be referred to herein each as a “Party,” and collectively, as the “Parties.”

RECITALS

WHEREAS,

OCASIA GROUP HOLDINGS LTD is an associated entity of OCASIA Investment Group, a diversified enterprise with interests spanning multiple industries including finance, infrastructure development, and international trade, and with extensive high-profile networks and operations across Asia, Hong Kong and Singapore;

OCASIA GROUP HOLDINGS LTD is engaged in international shipping (as a registered ship owner and commercial manager) and, through its affiliates, conducts operations in energy trading and wholesale commodities activities; and will undertake the primary responsibility of the Finder hereunder to provide certain limited introduction services in connection with the SPAC’s potential Business Combination(s); and

WTF, or the Parent, on its own behalf and on behalf of its wholly-owned subsidiary SPAC, desires to engage the Finder to provide certain introduction and facilitation services on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

TERMS OF AGREEMENT

1.	Services

The Finder agrees to use reasonable efforts to leverage its extensive high-profile network and experience in Asia, Hong Kong and Singapore solely to assist the SPAC in identifying and facilitating warm introductions to one or more potential operating businesses or entities suitable for a Business Combination (as defined below). For purposes of this Agreement, “Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating businesses. You shall act solely as a passive introducer. You will not, under any circumstances: (i) provide any investment banking, advisory, due diligence, valuation, or analytic services; (ii) solicit investors, market securities, distribute offering materials, participate in roadshows or investor meetings, or engage in any form of selling effort; (iii) negotiate terms; (iv) handle funds, securities, or subscription documents; (v) make recommendations or provide advice on the merits of any transaction or investment; (vi) participate in the drafting or execution of any contract or offering document; or (vii) engage in any activity that would require registration as a broker-dealer under the U.S. Securities Exchange Act of 1934, as amended, or any other applicable law.

2.	Compensation

Business Combination (de-SPAC) Fee: If the SPAC consummates a Business Combination with any target introduced or facilitated by you, WTF (on behalf of the SPAC) shall pay you a success fee (the “BC Fee”) based on the pre-money valuation of the target at the completion of the de-SPAC transaction, calculated as follows:

•	1% of the pre-money valuation, if the pre-money valuation >US$400 million;

•	An appropriate rate negotiated in good faith if target’s pre-money valuation <US$400 million.

Within 30 days of execution of this Agreement and upon your provision of initial introduction support, WTF shall pay a non-refundable upfront cash payment of US$1,200,000, which shall be credited against any BC Fee ultimately payable. The remaining balance of the BC Fee shall be paid at closing of the Business Combination, at your election, in restricted stock units (“RSUs”) issued under WTF’s 2024 Global Equity Incentive Plan (adopted November 18, 2024), cash, or any other form with details mutually agreed upon in writing by the Parties.

3.	Payment Mechanics and Tail Period.

All fees are earned and payable only upon actual closing and receipt of proceeds (with the exception of upfront cash payment of US$1,200,000). Payment shall be made within 30 business days after closing to the following account (or such other account as you may designate in writing):

[Redacted] A twelve (12)-month tail period shall apply after any termination of this Agreement or after the date of any introduction. You shall be responsible for any taxes arising from fees received; WTF may withhold taxes as required by law (you agree to provide any necessary tax forms, e.g., W-8BEN-E).

4.	Representations

You represent and warrant that (i) you are a company duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands with full power and authority to enter into and perform this Agreement; (ii) you are not a registered broker-dealer; (iii) you are not prohibited by any applicable law from receiving the fees described herein; (iv) you will perform the services provided pursuant to section 1 hereof in compliance with all applicable laws; and (v) this Agreement does not violate any agreement or restriction binding on you.

5.	Board Service Separation and Recusal

The Finder can appoint one director to the SPAC at its discretion, subject to any relevant acknowledgement process as may be required by the U.S. Securities and Exchange Commission (the “SEC”), Nasdaq Capital Market (“Nasdaq”)  and/or any other regulatory authority.

Compensation under this Agreement is entirely separate from any director or officer position any affiliate of the Finder may hold with the SPAC or WTF. Any director or officer of the Finder who also serves on the board of the SPAC or WTF agrees to recuse himself or herself from any deliberations or votes by the board or any committee concerning (i) any Business Combination with a target you introduced or facilitated, or (ii) this Agreement itself.

6.	Miscellaneous

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Governing Law: This Agreement shall be governed by and construed in accordance with the laws of State of New York, without regard to conflict of laws principles. Any disputes shall be resolved exclusively in the courts located in New York State.

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Confidentiality: Subject to relevant SEC/Nasdaq disclosure requirement, each party shall keep confidential all non-public information received from the other and use it solely for purposes of this Agreement.

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Term and Termination: This Agreement commences on the date hereof and continues for 24 months or until the SPAC’s first Business Combination, whichever is earlier. It may be terminated earlier by either party upon written notice for material breach (with a 10-day cure period) or for convenience on 30 days’ notice. Sections relating to compensation (including the tail), confidentiality, representations, and recusal shall survive termination.

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Notwithstanding any other provision, for a period of 12 months following the date of execution of this Agreement, WTF may, in its sole discretion, terminate this Agreement or suspend and cancel all obligations hereunder (including the US$1,200,000 upfront payment) upon a 4 business days written notice to the Finder, if any of the following events occurs within such 12 months period:

(a) the Form 6-K or any public disclosure relating to this Agreement triggers any SEC comment letter, inquiry, investigation, or other regulatory scrutiny, including but not limited to any U.S. senate or house member, congressional committee or other governmental body initiatives. And such scrutiny is directly related to matters covered in this Agreement;

(b) any securities class action, shareholder litigation, derivative action, or other civil proceeding is commenced, threatened, or pending against WTF, the SPAC, or their affiliates that arises out of or directly relates to this Agreement; or

(c) any regulatory authority (including, but not limited to, the SEC, Nasdaq, HKSFC, or Cayman Island authorities) raises material concerns regarding any transaction pursuant to which services have been provided hereunder.

In such event, the Agreement shall be deemed terminated without liability to either party, and no payments shall be due or payable until the scrutiny is resolved to WTF’s reasonable satisfaction. This right survives execution of the Agreement.

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Disclosure: The Parties acknowledge that this Agreement (and any payments made hereunder) will be disclosed in applicable SEC filings, including the SPAC’s registration statements, any de-SPAC filing, and WTF’s Form 20-F, as a related-party transaction.

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Waiver: Waiver of any agreement or obligation set forth in this Agreement by any Party shall not prevent that Party from later insisting upon full performance of such agreement or obligation and no course of dealing, partial exercise or any delay or failure on the part of any Party hereto in exercising any right, power, privilege, or remedy under this Agreement or any related agreement or instrument.

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Assignment: This Agreement shall not be assignable by either Party hereto without the express written consent of the other Party; provided, however, that this Agreement shall be assignable by the Finder to any of its wholly-owned affiliates or successors without the consent of the other Party.

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Waiver of Rule of Construction: Each Party has had the opportunity to consult with its own legal counsel in connection with the review, drafting, and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

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Severability: If any one or more of the provisions of this Agreement is adjudged to any extent invalid, unenforceable, or contrary to law by a court of competent jurisdiction, each and all of the remaining provisions of this Agreement will not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

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Force Majeure: Any Party shall be excused for failures and delays in performance of its respective obligations under this Agreement due to any cause beyond the control and without the fault of such Party, including without limitation, any act of God, war, terrorism, bio-terrorism, riot or insurrection, law or regulation, strike, flood, earthquake, water shortage, fire, explosion or inability due to any of the aforementioned causes to obtain necessary labor, materials or facilities.  This provision shall not release such Party from using its best efforts to avoid or remove such cause and such Party shall continue performance hereunder with the utmost dispatch whenever such causes are removed.  Upon claiming any such excuse or delay for non-performance, such Party shall give prompt written notice thereof to the other Parties, provided that failure to give such notice shall not in any way limit the operation of this provision.

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Authorization for Agreement: The execution and performance of this Agreement by WTF and the Finder have been duly authorized by all necessary laws, resolutions, and corporate action, and this Agreement constitutes the valid and enforceable obligations of WTF and the Finder in accordance with its terms.

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Duty to Cooperate: The Parties acknowledge that the Parties’ cooperation is critical to the ability of the Finder and WTF to successfully and efficiently perform their respective duties hereunder.  Accordingly, each Party agrees to cooperate fully with the other in formulating and implementing goals and objectives which are in WTF’s best interests.

•	Entire Agreement: This letter constitutes the entire agreement between the Parties and may be amended only in writing. Electronic signatures are valid.

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Binding Effect. Subject to the provisions set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and upon their respective successors and assigns.

•	[Signature page follows.]

IN WITNESS WHEREOF, the Parties agree to the foregoing terms of this Agreement through the execution below by their respective, duly authorized representatives as of the date set forth above.

Waton Financial Limited

By:	/s/ ZHOU Kai
Name: [ZHOU Kai]
Title: Chairman of the board

Agreed and Accepted:

OCASIA GROUP HOLDINGS LTD

By:
Name: [Authorized Signatory]
Title: [Title]
Date: